Exhibit 16.1

[Letterhead of Ernst & Young LLP]

November 18, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated November 18, 2005, of Novoste Corporation and are in agreement with the statements contained therein, except for the second sentence of the first paragraph of which we have no basis to agree or disagree.

Very truly yours,

/s/ Ernst & Young LLP